Exhibit (18)

Calculation of Filing Fee Tables

FORM N-14

(Form Type)

New FS Specialty Lending Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Shares of Beneficial Interest, par value $0.001 per share	457(a)	75,907,730(1)	$20.22(1)	$1,534,854,300.60(1)	0.0001531	$234,986.19	—	—	—	—
Fees Previously Paid	Equity	Common Shares of Beneficial Interest, par value $0.001 per share	Other	10,000	$3.30	$33,000	0.0001531	$5.05(2)	—	—	—	—
Total Offering Amounts						$1,534,887,300.60		$234,991.24
Total Fees Previously Paid								$5.05
Total Fee Offsets								—
Net Fee Due								$234,986.19

(1)	Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is equal to: (1) $20.22, the net asset value per share of FS Specialty Lending Fund (the securities to be cancelled in the mergers), multiplied by (2) 75,917,730, the maximum number of common shares of beneficial interest of FS Specialty Lending Fund that may be exchanged for common shares of beneficial interest of the Registrant in accordance with the terms of the Agreement and Plan of Reorganization as described in the enclosed Registration Statement.
(2)	Previously paid in connection with the Registrant’s registration statement on Form N-14 (File No. 333- 286859) filed with the Securities and Exchange Commission on April 30, 2025